EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Numbers 333-148678 and 333-221891 on Form S-8 of Espey Mfg. & Electronics Corp. of our report dated September 16, 2025, relating to the financial statements of Espey Mfg. & Electronics Corp. as of and for the year ended June 30, 2025, which appear in this Form 10-K. On August 1, 2025 Freed Maxick P.C. joined WithumSmith+Brown, PC and accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Registration Statements for the periods after this date.

/s/ Freed Maxick P.C.

Rochester, New York

September 22, 2026

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